Pricing supplement To prospectus dated April 5, 2018, prospectus supplement dated April 5, 2018 and product supplement no. 4-I dated April 5, 2018 JPMorgan Chase Financial Company LLC	Registration Statement Nos. 333-222672 and 333-222672-01 Dated March 13, 2019 Rule 424(b)(2)

Structured Investments	$1,780,000 Capped Dual Directional Contingent Buffered Equity Notes Linked to the Common Stock of The Boeing Company due March 30, 2020 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek an unleveraged return (with a Maximum Upside Return of 30.00%) equal to any appreciation, or an unleveraged return equal to the absolute value of any depreciation (up to 15.00%), of the Reference Stock at maturity, and who anticipate that the Final Stock Price will not be less than the Initial Stock Price by more than 15.00%.
•	Investors should be willing to forgo interest and dividend payments and, if the Final Stock Price is less than the Initial Stock Price by more than 15.00%, be willing to lose some or all of their principal.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Reference Stock:	The common stock, par value $5.00 per share, of The Boeing Company (Bloomberg ticker: BA). We refer to The Boeing Company as “Boeing.”
Payment at Maturity:	If the Final Stock Price is greater than the Initial Stock Price, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Stock Return, subject to the Maximum Upside Return. Accordingly, if the Final Stock Price is greater than the Initial Stock Price, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 +($1,000 x Stock Return), subject to the Maximum Upside Return

If the Final Stock Price is equal to the Initial Stock Price, you will receive the principal amount of your notes at maturity.

If the Final Stock Price is less than the Initial Stock Price by up to 15.00%, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Absolute Stock Return, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Absolute Stock Return)

Because the payment at maturity will not reflect the Absolute Stock Return if the Final Stock Price is less than the Initial Stock Price by more than 15.00%, your maximum payment at maturity if the Stock Return is negative is $1,150.00 per $1,000 principal amount note.

If the Final Stock Price is less than the Initial Stock Price by more than 15.00%, you will lose 1% of the principal amount of your notes for every 1% that the Final Stock Price is less than the Initial Stock Price by more than 15.00%, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Stock Return)
If the Final Stock Price is less than the Initial Stock Price by more than the Contingent Buffer Amount, you will lose more than your principal amount and may lose all of your principal amount at maturity.
Maximum Upside Return:	30.00%
Contingent Buffer Amount:	15.00%
Stock Return:	(Final Stock Price – Initial Stock Price)
Initial Stock Price
Absolute Stock Return:	The absolute value of the Stock Return. For example, if the Stock Return is -5%, the Absolute Stock Return will equal 5%.
Initial Stock Price:	The closing price of one share of the Reference Stock on the Pricing Date, which was $377.14
Final Stock Price:	The arithmetic average of the closing prices of the Reference Stock on each of the five Ending Averaging Dates
Stock Adjustment Factor:	The Stock Adjustment Factor is referenced in determining the closing price of one share of the Reference Stock and is set initially at 1.0 on the Pricing Date. The Stock Adjustment Factor is subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.
Pricing Date:	March 13, 2019
Original Issue Date:	On or about March 18, 2019 (Settlement Date)
Ending Averaging Dates*:	March 19, 2020, March 20, 2020, March 23, 2020, March 24 , 2020 and March 25, 2020 (the “Final Ending Averaging Date”)
Maturity Date*:	March 30, 2020
CUSIP:	48130WJ44

* Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$10	$990
Total	$1,780,000	$17,800	$1,762,200

(1)         See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2)         J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $10 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $985.10 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf

•	Prospectus supplement and prospectus, each dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

JPMorgan Structured Investments -	PS - 1
Capped Dual Directional Contingent Buffered Equity Notes Linked to the Common Stock of The Boeing Company

What is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Reference Stock?

The following table and examples illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume an Initial Stock Price of $100.00 and reflects the Maximum Upside Return of 30.00% and the Contingent Buffer Amount of 15.00%. Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Stock Price	Stock Return	Absolute Stock Return	Total Return
$180.00	80.00%	80.00%	30.00%
$165.00	65.00%	65.00%	30.00%
$150.00	50.00%	50.00%	30.00%
$140.00	40.00%	40.00%	30.00%
$130.00	30.00%	30.00%	30.00%
$120.00	20.00%	20.00%	20.00%
$115.00	15.00%	15.00%	15.00%
$110.00	10.00%	10.00%	10.00%
$105.00	5.00%	5.00%	5.00%
$101.00	1.00%	1.00%	1.00%
$100.00	0.00%	0.00%	0.00%
$95.00	-5.00%	5.00%	5.00%
$90.00	-10.00%	10.00%	10.00%
$85.00	-15.00%	15.00%	15.00%
$84.99	-15.01%	15.01%	-15.01%
$80.00	-20.00%	20.00%	-20.00%
$70.00	-30.00%	30.00%	-30.00%
$60.00	-40.00%	40.00%	-40.00%
$50.00	-50.00%	50.00%	-50.00%
$40.00	-60.00%	60.00%	-60.00%
$30.00	-70.00%	70.00%	-70.00%
$20.00	-80.00%	80.00%	-80.00%
$10.00	-90.00%	90.00%	-90.00%
$0.00	-100.00%	100.00%	-100.00%

JPMorgan Structured Investments -	PS - 2
Capped Dual Directional Contingent Buffered Equity Notes Linked to the Common Stock of The Boeing Company

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how a total payment set forth in the table above is calculated.

Example 1: The closing price of the Reference Stock increases from the Initial Stock Price of $100.00 to a Final Stock Price of $105.00.

Because the Final Stock Price of $105.00 is greater than the Initial Stock Price of $100.00 and the Stock Return of 5% does not exceed the hypothetical Maximum Upside Return of 30.00%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 5%) = $1,050

Example 2: The closing price of the Reference Stock decreases from the Initial Stock Price of $100.00 to a Final Stock Price of $95.00.

Although the Stock Return is negative, because the Final Stock Price of $95.00 is less than the Initial Stock Price of $100.00 by not more than the Contingent Buffer Amount of 15.00% and the Absolute Stock Return is 5%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 5%) = $1,050

Example 3: The closing price of the Reference Stock increases from the Initial Stock Price of $100.00 to a Final Stock Price of $150.00.

Because the Final Stock Price of $150.00 is greater than the Initial Stock Price of $100.00 and the Stock Return of 50% exceeds the hypothetical Maximum Upside Return of 30.00%, the investor receives a payment at maturity of $1,300.00 per $1,000 principal amount note, the maximum payment on the notes if the Stock Return is positive.

Example 4: The closing price of the Reference Stock decreases from the Initial Stock Price of $100.00 to a Final Stock Price of $60.00. Because the Stock Return is negative and the Final Stock Price of $60.00 is less than the Initial Stock Price of $100.00 by more than the Contingent Buffer Amount of 15.00%, the investor receives a payment at maturity of $600.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x -40%) = $600.00

Example 5: The closing price of the Reference Stock decreases from the Initial Stock Price of $100.00 to a Final Stock Price of $85.00. Although the Stock Return is negative, because the Final Stock Price of $85.00 is less than the Initial Stock Price of $100.00 by not more than the Contingent Buffer Amount of 15.00% and the Absolute Stock Return is 15.00%, the investor receives a payment at maturity of $1,150.00 per $1,000 principal amount note, the maximum payment at maturity if the Stock Return is negative.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments -	PS - 3
Capped Dual Directional Contingent Buffered Equity Notes Linked to the Common Stock of The Boeing Company

Selected Purchase Considerations

•	CAPPED AND UNLEVERAGED APPRECIATION POTENTIAL IF THE STOCK RETURN IS POSITIVE — The notes provide the opportunity to earn a capped, unleveraged return equal to a positive Stock Return, up to the Maximum Upside Return of 30.00% (or a maximum payment at maturity of not less than $1,300.00) per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	POTENTIAL FOR UP TO A 15.00% RETURN ON THE NOTES IF THE STOCK RETURN IS NEGATIVE — If the Final Stock Price is less than the Initial Stock Price by up to the Contingent Buffer Amount of 15.00%, you will earn a positive, unleveraged return on the notes equal to the Absolute Stock Return. Under these circumstances, you will earn a positive return on the notes even though the Final Stock Price is less than the Initial Stock Price. For example, if the Stock Return is -5%, the Absolute Stock Return will equal 5%. Because the payment at maturity will not reflect the Absolute Stock Return if the Final Stock Price is less than the Initial Stock Price by more than 15.00%, your maximum payment at maturity if the Stock Return is negative is $1,150.00 per $1,000 principal amount note.
•

TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Latham & Watkins LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Reference Stock and will depend on whether, and

JPMorgan Structured Investments -	PS - 4
Capped Dual Directional Contingent Buffered Equity Notes Linked to the Common Stock of The Boeing Company

the extent to which, the Stock Return is positive or negative. For every 1% that the Final Stock Price is less than the Initial Stock Price by more than 15.00%, you will lose 1% of the principal amount of your notes for every 1% that the Final Stock Price is less than the Initial Stock Price. Accordingly, under these circumstances, you will lose more than 15.00% of your principal amount and may lose all of your principal amount at maturity.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM UPSIDE RETURN AND THE CONTINGENT BUFFER AMOUNT — If the Final Stock Price is greater than the Initial Stock Price, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed the Maximum Upside Return of 30.00%, regardless of the appreciation in the Reference Stock, which may be significant. In addition, if the Final Stock Price is less than the Initial Stock Price by up to the Contingent Buffer Amount of 15.00%, you will receive at maturity $1,000 plus an additional return equal to the Absolute Stock Return, up to 15.00%. Because the payment at maturity will not reflect the Absolute Stock Return if the Final Stock Price is less than the Initial Stock Price by more than 15.00%, your maximum payment at maturity is $1,150.00 per $1,000 principal amount note.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks. We and/or our affiliates may also currently or from time to time engage in business with Boeing, including extending loans to, or making equity investments in, Boeing or providing advisory services to Boeing. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to Boeing, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
•	THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON THE FINAL ENDING AVERAGING DATE — If the Final Stock Price is less than the Initial Stock Price by more than the Contingent Buffer Amount, the benefit provided by the Contingent Buffer Amount will terminate and you will be fully exposed to any depreciation of the Reference Stock from the Initial Stock Price to the Final Stock Price.
•	THE AVERAGING CONVENTION USED TO CALCULATE THE FINAL STOCK PRICE COULD LIMIT RETURNS — Your investment in the notes may not perform as well as an investment in an instrument that measures the point-to-point performance of the Reference Stock from the Pricing Date to the final Ending Averaging Date. Your ability to participate in the appreciation of the Reference Stock may be limited by the 5-day-end-of-term averaging used to calculate the Final Stock Price, especially if there is a significant increase in the closing price of the Reference Stock on the final Ending Averaging Date. Accordingly, you may not receive the benefit of the full appreciation of the Reference Stock between the Pricing Date and the final Ending Averaging Date.
•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

JPMorgan Structured Investments -	PS - 5
Capped Dual Directional Contingent Buffered Equity Notes Linked to the Common Stock of The Boeing Company

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•

SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the closing price one share of the Reference Stock, including:

•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the price of the Reference Stock;
•	the time to maturity of the notes;
•	the dividend rate on the Reference Stock;
•	the occurrence of certain events affecting the issuer of the Reference Stock that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.
•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments. In addition, the issuer of the Reference Stock will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the issuer of the Reference Stock. We have not independently verified any of the information about the Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into the Reference Stock and its issuer. We are not

JPMorgan Structured Investments -	PS - 6
Capped Dual Directional Contingent Buffered Equity Notes Linked to the Common Stock of The Boeing Company

responsible for the Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.
•	SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

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Capped Dual Directional Contingent Buffered Equity Notes Linked to the Common Stock of The Boeing Company

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on Boeing is derived from publicly available sources and is provided for informational purposes only. According to its publicly available filings with the SEC, Boeing is an aerospace firm. The common stock of Boeing, par value $5.00 per share (Bloomberg ticker: BA), is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Boeing in the accompanying product supplement. Information provided to or filed with the SEC by Boeing pursuant to the Exchange Act can be located by reference to SEC file number 001-00442, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the Reference Stock based on the weekly historical closing prices of one share of the Reference Stock from January 2, 2014 through March 8, 2019. The closing price of one share of the Reference Stock on March 13, 2019 was $377.14. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Reference Stock on any Ending Averaging Date. There can be no assurance that the performance of the Reference Stock will result in the return of any of your principal amount.

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Capped Dual Directional Contingent Buffered Equity Notes Linked to the Common Stock of The Boeing Company

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Reference Stock?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Reference Stock” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes and the Guarantee

In the opinion of Latham & Watkins LLP, as special product counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and

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Capped Dual Directional Contingent Buffered Equity Notes Linked to the Common Stock of The Boeing Company

authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such special product counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 7, 2019, which was filed as an exhibit to a Current Report on Form 8-K by JPMorgan Chase & Co. on March 7, 2019.

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Capped Dual Directional Contingent Buffered Equity Notes Linked to the Common Stock of The Boeing Company